99.1

Fairbanks Capital Corp.

Agreement:  See Schedule of Agreements

Dated:  See Attached Schedule

Annual Statement as to Compliance

In accordance with the applicable section in each of the Pooling and Servicing Agreements specified:

i. a review of the activities of the Servicer during the year ended December 31, 2003 and of performance under this Agreement has been made under such officers' supervision; and
ii. To the best of such officers' knowledge, based on such review, the Servicer has fulfilled all of its obligations under this Agreement throughout such year.

February 6, 2004

BY: /s/: Matt Hollingsworth
Matt Hollingsworth
Chief Operating Officer
Fairbanks Capital Corp.



3815 South West Temple, Salt Lake City, UTAH  84115-4412
P.O. Box 65250, Salt Lake City, UTAH 84165-0250
Telephone (801) 293-1883, Facsimile (801) 293-1297




Schedule of Agreements

Morgan Stanley ABS Capital I Inc., as Depositor, Fairbanks Capital Corp., as Servicer, CDC Mortgage Capital Inc., as Unaffiliated Seller, and Deutsche Bank National Trust Company, as Trustee - Pooling and Servicing Agreement - CDC Mortgage Capital Trust 2002-HE3
11/01/2002

Morgan Stanley ABS Capital I Inc., as Depositor, Fairbanks Capital Corp., as Servicer, CDC Mortgage Capital Inc., as Unaffiliated Seller, and Deutsche Bank National Trust Company, as Trustee - Pooling and Servicing Agreement - CDC Mortgage Capital Trust 2003-HE1
03/01/2003